EXHIBIT 10.4

HÖEGH LNG PARTNERS LP NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

The non-employee members of the Board of Directors (the “Board”) of Höegh LNG Partners LP (the “Partnership”) will be entitled to receive the following compensation:

1.	Retainer Fees

•	Each non-employee director will receive an annual cash retainer fee of USD 50,000 for each year of service as a director.

•	The Chairs of the Audit and Conflict Committees will receive an annual cash retainer fee of USD 10,000 for each year of service in that capacity.

•	Other committee members will receive an annual cash retainer fee of USD 5,000 for each year of service in that capacity.

2.	Equity Awards

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The Partnership intends to put in place a long-term incentive plan. Any awards will not be made until after one year following the initial public offering of the Partnership. Any awards are subject to the approval of the Board.

3.	Expense Reimbursement

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Each non-employee director will be reimbursed for travel and miscellaneous expenses to attend meetings and activities of the Board or its committees and related to the director’s participation in the Partnership’s general education and orientation programs for directors.